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                                                                  Exhibit (d)(4)

                 AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

     THIS AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made as of October 22, 2004, by and between THE TOCQUEVILLE TRUST, a Massachusetts business trust (the "Trust"), on behalf of its series THE TOCQUEVILLE FUND (the "Fund") and TOCQUEVILLE ASSET MANAGEMENT L.P., a limited partnership (the "Investment Adviser").

                                   WITNESSETH:

     WHEREAS, the Fund and the Investment Adviser are parties to an Investment Advisory Agreement dated as of February 26, 1990, as amended March 24, 2000, pursuant to which the Investment Adviser serves as the investment adviser for the Fund; and

     WHEREAS, the Fund and Investment Adviser desire to amend the Investment Advisory Agreement to reflect an increase in the advisory fee breakpoints payable by the Fund to the Investment Adviser under such Agreement; and

     WHEREAS, this amendment to the Investment Advisory Agreement has been approved by the Board of Trustees of the Trust and the shareholders of the Fund.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. The first sentence of Paragraph 8 of the Investment Advisory Agreement is hereby amended to read as follows:

          The Fund shall pay the Investment Adviser in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly, of .75% of the Fund's average daily net assets on the first $1 billion and .65% of the Fund's average daily net assets in excess of $1 billion.

     2. The Investment Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT as of the day and year first above written.

                                        THE TOCQUEVILLE TRUST, on behalf of

                                        THE TOCQUEVILLE FUND


                                        By: /s/ Roger C. Cotta
                                            ------------------------------------
                                            Name: Roger C. Cotta
                                            Title: Secretary


                                        TOCQUEVILLE ASSET MANAGEMENT L.P.


                                        By: /s/ Roger C. Cotta
                                            ------------------------------------
                                            Name: Roger C. Cotta
                                            Title: Chief Operations Officer